Exhibit (p)(1)

Code of Ethics Adoption: September 2008/Last Revised: December 5, 2025 Last Reviewed: May 2026	GMO Trust GMO ETF Trust

The Board of Trustees (the “Board”) of GMO Trust and GMO ETF Trust (each a “Trust”) has adopted this Code of Ethics (the “Code”) applicable to Access Persons of each Trust.1 Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section VI.D of this Code.

I.	General Requirements

A.	Reporting

Except as provided in Section II, each Access Person of the Trust must satisfy the reporting requirements set forth in Rule 17j-1(d) under the Investment Company Act of 1940, as amended (the “1940 Act”). Access Persons may satisfy this obligation by filing such reports with the Chief Compliance Officer of the Trust (the “Trust CCO”) within the time periods prescribed by Rule 17j-1(d).

B.	Pre-approval of Investments in IPOs and Limited Offerings

Except as provided in Section II, Investment Personnel of the Trust must obtain pre-approval from the Trust CCO before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

II.	Special Rules Applicable to Certain Access Persons

A.	GMO Access Persons

Access Persons and Investment Personnel of the Trust who are also “access persons” under the code of ethics applicable to Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) and its affiliates (the “GMO Code”) shall be subject only to the applicable provisions of the GMO Code and are exempt from all provisions of this Code.2

B.	Independent Trustees

Trustees of the Trust who are not “interested persons” of the Trust (as defined in Section 2(a)(19) of the 1940 Act) (“Independent Trustees”) are subject to a separate code of ethics and are exempt from all provisions of this Code and the GMO Code.

C.	Non-Access Directors

“Non-Access Directors” (as defined in the GMO Code) of GMO, if any, shall be subject only to the applicable provisions of the GMO Code and are exempt from all provisions of this Code.

[1]	References to the “Trust”, the “Board” and the “Trustees” in this policy shall refer to the applicable GMO Trust or GMO ETF Trust entity as appropriate.
[2]	Please note that the Section IV will continue to apply to the Trust CCO.

III.	Administration of Code

The Trust’s CCO shall be responsible for overseeing the administration of this Code, including: (i) the review of reporting forms and pre-clearance requests required to be submitted hereunder; and (ii) the review of possible violations of this Code and imposing any related sanctions. To the extent that all Access Persons and Investment Personnel of the Trust are also “access persons” under either the GMO Code or the Independent Trustee Code of Ethics and, consequently, no reports or pre-clearance requests are required to be submitted hereunder, the Trust’s CCO shall have no further duties with respect to the administration of this Code.

IV.	Special Rules Applicable to the Trust CCO

The GMO Compliance Department, in consultation with the Trust’s Chief Legal Officer, is responsible for investigating suspected violations of the GMO Code by the Trusts’ CCO and shall report any suspected violation to the Chairman of the Trust Board. The Chairman of the Trust Board will also be consulted with respect to any potential sanctions to be imposed on the Trust CCO to the extent it is determined that a violation has occurred. Any such violations of the GMO Code by the Trusts’ CCO will be reported to the Board at or prior to its next regularly scheduled meeting.

V.	Code Approval; Amendments

A.	Amendments to Trust Code

The Board, including a majority of the Independent Trustees, must approve this Code and any material amendments thereto based upon a determination that it contains provisions reasonably necessary to prevent Access Persons of the Trust from engaging in conduct prohibited by Rule 17j-1(b) under the 1940 Act.

B.	Amendments to the GMO Code

GMO shall provide the Trust CCO with copies of all amendments to the GMO Code promptly upon adoption. The Board, including a majority of the Independent Trustees, must approve any material amendment to the GMO Code within six months of such change. GMO shall not amend the GMO Code to eliminate the reporting and pre-approval requirements set forth in Rule 17j-1.

VI.	Miscellaneous

A.	No Compensation in Connection With Securities Transactions

For purposes of Section 17(e)(1) of the 1940 Act, the Trust shall rely on GMO’s Gifts and Entertainment Policy with respect to the receipt of gifts or entertainment by Access Persons and Investment Personnel of the Trust.

B.	Records

The Trust shall maintain the following records:

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1.	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

2.

A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3.

A copy of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

4.	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

To the extent any record required to be kept by this section is also required to be kept by GMO pursuant to the GMO Code, GMO shall maintain such record on behalf of both GMO and the Trust.

C.	Confidentiality

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential but are subject to disclosure in accordance with the provisions of the GMO Code.

D.	Definitions

The terms “Access Person”, “Investment Personnel”, “Beneficial Ownership”, “Initial Public Offering” and “Limited Offering”, where used but not otherwise defined herein, shall have the meanings ascribed to such terms in Rule 17j-1 under the 1940 Act.

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